Exhibit 10.14

BICYCLE THERAPEUTICS PLC

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

AS AMENDED THROUGH DECEMBER 17, 2019

This Non-Employee Director Compensation Policy (the “Policy”) has been established in order to attract and retain non-employee directors who have the knowledge, skills and experience to serve as a member of the Board of Directors (the “Board”) of Bicycle Therapeutics plc (the “Company”).  Directors who are employees of the Company or any of its subsidiaries will receive no additional compensation for their service as directors.

All equity awards granted in accordance with this Policy shall be granted under the Company’s then-current equity incentive plan (or director equity incentive plan, if any).

A.        EQUITY AWARDS

At the next scheduled meeting of the Board or the Compensation Committee, as applicable, following a non-employee director’s initial election to the Company’s Board, the Board or the Compensation Committee of the Board shall grant such non-employee director an option to purchase 32,000 ordinary shares (the “Initial Grant”). Initial Grants will vest in equal tranches of 1/36th at the end of each calendar month following the date of grant, subject to continued service by the director as of such vesting date.

In addition, in January of each year, the Board or the Compensation Committee of the Board will grant to each non-employee director (other than the Chair) who has not announced an intention either to resign from the Board or not to stand for election at the next annual general meeting of shareholders an option to purchase 16,000 ordinary shares, and the Chair will be granted an option to purchase 32,000 ordinary shares (the “Annual Grant”). If a new non-employee director joins the Board following the date of grant of the Annual Grant in any calendar year, such non-employee director will be granted a pro-rata portion of the next Annual Grant, based on the time between his or her appointment and the date of such Annual Grant.  Annual Grants shall be vested in full as of the date of grant.

B.        CASH FEES

Each non-employee director will receive an annual cash fee for service on the Board and for service on each committee of which the director is a member. The chairs of the Board and of each committee will receive higher fees for such service. The amounts of the fees paid to each non-employee director for service on the Board and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee	Chair Annual Fee
Board of Directors	$40,000	£5,000
Audit Committee	$8,500	$20,000
Compensation Committee	$6,500	$14,000
Nominating and Corporate Governance Committee	$4,000	$8,000
Strategic Committee	$30,000	N/A

These fees are payable in arrears in twelve equal monthly installments, subject to deduction of applicable income tax or national insurance which the Company is required by law to deduct and any other statutory deductions, provided that (i) the amount of such payment shall be prorated for any portion of such month during which the director was not serving and (ii) no fee shall be payable in respect of any period prior to the date of the Company’s initial public offering.

C.        EXPENSES

The reasonable expenses incurred by non-employee directors in connection with attendance at Board or committee meetings or other Company-related activities will be reimbursed upon submission of appropriate documentation.

D.        ADMINISTRATION

This Program shall be administered by the Compensation Committee, which shall have the power to interpret these provisions and approve changes from time to time as it deems appropriate.